Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Regional Health Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value(1)	Other(2)	3,217,541	—	$6,602,630.79	(2)	0.00015310	$1,010.86	(3)
	Equity	Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value(4)	Other(2)	1,419,921	—	—		—	—
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A					N/A	N/A	N/A	N/A
	Total Offering Amounts					$6,602,630.79			$1,010.86
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,010.86

(1)
Represents the estimated maximum number of shares of common stock, no par value per share (“Regional common stock”), of Regional Health Properties, Inc. (“Regional”) issuable in connection with the merger described in the proxy statement/prospectus contained herein (the “merger”) with SunLink Health Systems, Inc. (“SunLink”). This number is equal to 3,217,541 and consists of (i) shares of Regional common stock issued in exchange for shares of SunLink common stock, no par value per share (“SunLink common stock”), based on the product of (a) an exchange ratio of 1.1330 shares of Regional common stock for every five shares of SunLink common stock, no par value per share (“SunLink common stock”), and (b) an estimate of the maximum number of shares of SunLink common stock expected to be exchanged and cancelled in connection with the merger, and (ii) shares of Regional common stock issuable upon conversion of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (“Regional Series D preferred stock”), issued in exchange for SunLink common stock based on the product of (a) a maximum conversion ratio of 1.1330 shares of Regional common stock for every one share of Regional Series D preferred stock, and (b) an estimate of the number of shares of Regional Series D preferred stock expected to be issued in exchange for SunLink common stock in connection with the merger. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(2)
Pursuant to Rules 457(c), 457(f)(1) and 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (A) $0.93, the average of the high and low prices per share of SunLink common stock on the NYSE American LLC on May 2, 2025, and (B) 7,099,603, the maximum possible number of shares of SunLink common stock which may be cancelled and exchanged in the merger.

(3)	Calculated by multiplying the applicable estimated aggregate offering price of the applicable securities to be registered by 0.0001531.

(4)
Represents the estimated number of shares of Regional Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (“Regional Series D preferred stock”), of Regional to be issued upon completion of the merger with SunLink. This number is equal to 1,419,921 and is based on the product of (a) an estimated exchange ratio (which is subject to adjustment prior to the closing of the merger) of one share of Regional Series D preferred stock for every five shares of SunLink common stock, and (b) an estimate of the maximum number of shares of SunLink common stock expected to be exchanged and cancelled in connection with the merger. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. Pursuant to Rule 416 under the Securities Act, there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions. The registration fee with respect to the Regional Series D preferred stock has been allocated to the underlying shares of Regional common stock issuable upon conversion of such Regional Series D preferred stock, as described in footnote (1).